Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924
DMC GLOBAL ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

BROOMFIELD, Colo. – June 26, 2020 – DMC Global Inc. (Nasdaq: BOOM) today announced it has amended its credit agreement to provide covenant flexibility following a severe downturn in its core oil and gas end market.

Michael Kuta, CFO, said, “While we expect to end the second quarter with a net cash position and an undrawn, fully available $50 million revolving credit facility, we obtained temporary covenant relief to address the expected effects of a decline in our sales and adjusted EBITDA due to the Covid-19 pandemic and its impact on oil and gas demand. The key component of the amendment is a waiver of our 1.35x debt service coverage ratio*. The waiver period begins with this year’s third quarter and extends through the first quarter of 2021.

“While we have minimal long-term debt and associated interest expense, the coverage ratio applies to the trailing 12 months, during which time we were making capital investments, distributing a $0.50 annual dividend, and paying substantial cash taxes. We recently reduced our selling, general and administrative expense by 25%; cut our 2020 capital budget by 50%, suspended our dividend and expect a sharply lower tax burden during the balance of the year.”

Kuta added, “This covenant waiver enables us to maintain our focus on innovation, market development, and the commercialization of new products and applications at our DynaEnergetics and NobelClad businesses. We appreciate the support of our senior lenders, and the confidence they have shown in our business strategy.”

Key elements of the amended credit agreement are:

•A waiver of the debt service coverage ratio for the third and fourth quarters of 2020 and the first quarter of 2021. The agreement includes a minimum liquidity covenant during the waiver period of $10 million, which is calculated as total availability under DMC’s $50 million revolving credit facility, plus unrestricted U.S. cash.

•Total lender commitments under the revolving credit facility will remain at $50 million, and the maturity date remains March 2023. The maximum total leverage ratio, defined as total funded debt to consolidated trailing 12-month adjusted EBITDA, will remain at 3.0x.

•Borrowings outstanding under the amended revolving credit facility will bear interest at the greater of LIBOR or .75% plus a margin of 1.50% to 3.00%; or for base rate borrowings, the greater of 1.75% or a base rate plus a margin of .50% to 2.00%. For both LIBOR and base rate borrowings, the applicable margin is based on a ratio of DMC’s total funded debt to consolidated trailing 12-month adjusted EBITDA. During the waiver period, the applicable margin for LIBOR and base rate loans shall not be less than 1.75% or .75%, respectively.

*DMC’s debt service coverage ratio is calculated as the sum of trailing-12 month (TTM) adjusted EBITDA, less dividends, capital expenditures and cash paid for income taxes, divided by TTM principal and interest payments. The resulting ratio must exceed 1.35x.

About DMC
DMC Global is a diversified holding company. Our innovative businesses provide differentiated products and services to niche industrial and commercial markets around the world. DMC’s objective is to identify well-run businesses and strong management teams and support them with long-term capital and strategic, legal, technology and operating resources. Our approach helps our portfolio companies grow core businesses, launch new initiatives, upgrade technologies and systems to support their long-term strategy, and make acquisitions that improve their competitive positions and expand their markets. DMC’s culture is to foster local innovation versus centralized control, and stand behind our businesses in ways that truly add value. Today, DMC’s portfolio consists of DynaEnergetics and NobelClad, which collectively address the energy, industrial processing and transportation markets. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit the Company’s website at: http://www.dmcglobal.com

Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectation that we will end the second quarter with a net cash position and an undrawn, fully available $50 million revolving credit facility; our anticipation that future sales and adjusted EBITDA will decline due to the Covid-19 pandemic; our anticipation of a sharply lower tax burden in 2020; and our belief that we will commercialize additional products and applications at DynaEnergetics and Nobelclad. Such statements and information are based on numerous assumptions regarding present and future business strategies, the markets in which we operate, anticipated costs and ability to achieve goals. Forward-looking information and statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results and performance to be materially different from those expressed or implied by such forward-looking information and statements, including but not limited to: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; changes to customer orders; product pricing and margins; fluctuations in customer demand; our ability to successfully navigate slowdowns in market activity or execute and capitalize upon growth opportunities; the success of DynaEnergetics’ product and technology development initiatives; potential consolidation among DynaEnergetics’ customers; fluctuations in foreign currencies; fluctuations in tariffs and quotas; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; potential supply-chain disruptions, including as may be related to the coronavirus; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in our SEC reports, including the annual report on Form 10-K for the year ended December 31, 2019. We do not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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